Exhibit 99.1

Phoenix Motor Inc. Announces Second Quarter 2023 Financial Results

Anaheim, California (August 14, 2023) – Phoenix Motor Inc. (Nasdaq: PEV) (the “Company” or “Phoenix”), a leader in manufacturing of all-electric, medium-duty vehicles, today reported financial and operational results for the second quarter of 2023.

Second Quarter 2023 Financial Highlights

•	Net revenues decreased 23% to $1.2 million, compared to $1.5 million in Q2 2022, as a significant increase in revenue from electric vehicle sales was more than offset by a decline in forklift sales.
•	Gross loss amounted to $0.1 million, compared to gross profit of $0.3 million in Q2 2022.
•	Net loss was $3.2 million, compared to a net loss of $2.0 million in Q2 2022.

Recent Company Highlights

•	In July, Phoenix announced a purchase order for 13 Zero Emission Vehicles from Los Angeles World Airports (LAWA). The order was executed through National Auto Fleet Group (NAFG) and will include various battery configurations and Phoenix’s inverter package which offer AC power for tools, compressors and other auxiliary loads, powered straight from the high voltage DC batteries. The all electric, zero-emission trucks are funded, in part, by the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP) program.
•	Also in July, Phoenix announced the recent delivery of an all-electric, zero-emission service truck to the San Bernardino City Unified School District. This electric vehicle was funded in part by the California HVIP voucher program.
•	Earlier in July, Phoenix announced that it had expanded its EV shuttle bus fleet at Los Angeles International Airport with WallyPark Airport Parking with the delivery of three new all-electric shuttle buses to the airport parking service provider. The addition of these new vehicles augments WallyPark’s current fleet of over 30 electric shuttle buses and supports its mission to lower fleet maintenance costs and to support the energy transition by providing cleaner air.

“We continue to make progress on the development and sales of our fourth-generation vehicles, which are currently undergoing validation testing here at our Anaheim facility. We expect to launch production and commercial sales during 2023,” the Company’s CEO, Xiaofeng Denton Peng commented. “We have built a tremendous order backlog and have executed multiple partnerships to further support the sales pipeline of our Gen 4 vehicles over the next several years. We are also expanding our Retrofit Solutions business and are exploring multiple additional paths to create shareholder value. We are confident in our business model and excited about our future growth prospects,” Mr. Peng continued.

Start of Production of Gen 4 Vehicles this Year

Phoenix expects to achieve SOP (start of production) of its fourth-generation vehicles for the medium-duty EV market during 2023. The Gen 4 development will provide several advantages versus the current Gen 3 models, specifically:

•	Asset Light Business Model: Gen 4 marks the deployment of the Company’s “asset light” business model both upstream and downstream. Upstream, Phoenix is leveraging its strategic alliances with R&D partners and engineering suppliers to develop Gen 4 more efficiently. Downstream, Phoenix is partnering with both customers and third party manufacturers to develop manufacturing and assembly facilities at strategic locations around the country.

•	Scale: The Company anticipates scaling of its production, utilizing its current Anaheim facility as well as customer and third-party assembly facilities. The Anaheim manufacturing facility is being reconfigured to increase production capacity and to utilize it as a showcase facility and training center to ensure processes and procedures are standardized across the entire production network.

•	Reduced Costs: Gen 4 is expected to achieve lower production and materials costs compared to Gen 3 vehicles, benefiting from standardization of processes and procedures, as well as components and sub-assemblies—a benefit which will carry over to Gen 5 production as well.

•	Battery Supply: The Company expects it will benefit from its partnership with CATL for the long-term supply of K-Packs and related products for its Gen 4 electric vehicles.

Gen 5 Will Offer Chassis Independence in 2024

Design, development and production planning for Phoenix’s Gen 5 vehicles will leverage on Phoenix’s experience and benefit from the development of its Gen 4 line of vehicles. Unique highlights of Gen 5 are expected to include:

•	Ground-up Chassis Design: The Company will be producing its own ground up, purpose-built chassis in 2024.

•	Chassis Independence: The development of Gen 5 will provide Phoenix with chassis independence, overcoming one of the major impediments facing the industry.

•	Lower Costs: Phoenix should be able to produce its chassis for far less than the cost it is paying to acquire chassis today.

•	Increased Design Flexibility and Customer Satisfaction: Phoenix’s ground up chassis will enable it to customize vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing the Company’s capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

Conference Call Information

Phoenix Motor Inc. will host a conference call and webcast on Tuesday, August 15th at 5:00 PM ET to discuss these results. Interested investors and other parties may access a live webcast of the conference call which will be available on the Events and Presentations page on the Investor Relations section of Phoenix’s website at https://phoenixmotorcars.com/investor-relations/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (888) 660-6373 or for international callers (929) 203-1975 and referencing Phoenix Motorcars.

An archive of the webcast will be available after the call on the Events and Presentations page on the Investor Relations section of Phoenix’s website, along with Company’s earnings press release.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars”, which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s ability to convert concept trucks and vans into production and sales; the Company’s product development timeline and expected start of production; development of competitive trucks and vans manufactured and sold by the Company’s competitors and major industry vehicle companies; the Company’s ability to scale in a cost-effective manner; the Company’s future capital requirements and sources and uses of cash; the Company’s ability to obtain funding for its future operations; the Company’s financial and business performance; changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of its business model; expectations regarding the Company’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and other risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's 2022 annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

Investor Relations Contact

Mark Hastings, Senior Vice President & Head of Investor Relations
909-984-0815

PHOENIX MOTOR INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

ASSETS	June 30, 2023	December 31, 2022
Current assets:	$382	$139
Cash and cash equivalents	1,771	1,510
Accounts receivable, net	2,190	4,560
Inventories	1,041	1,344
Prepaid expenses and other current assets	250	—
Amount due from a related party	75	168
Total current assets	5,709	7,721
Restricted cash, noncurrent	—	250
Property and equipment, net	2,775	2,492
Security deposit	208	208
Right-of-use assets	3,423	3,797
Net investment in leases	217	—
Intangible assets, net	1,394	1,704
Goodwill	4,271	4,271
Total assets	17,997	20,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,031	1,359
Accrued liabilities	648	650
Advance from customers	1,650	1,230
Deferred income	486	503
Warranty reserve	302	325
Lease liabilities - current portion	294	—
Long-term borrowing, current portion	761	719
Total current liabilities	3	3
Lease liabilities - non-current portion	6,175	4,789
Long-term borrowings	2,809	3,225
Total liabilities	1,170	—
	143	147
Commitments and contingencies (Note 10)	10,297	8,161

Equity:
Common stocks, par $0.0004, 450,000,000 shares authorized, 21,181,924 and 20,277,046 shares issued and outstanding as of March 31, 2023, and December 31, 2022, respectively*	8	8
Additional paid-in capital	42,209	40,836
Accumulated deficit	(34,517)	(28,562)
Total stockholders’ equity	7,700	12,282
Total liabilities and stockholders’ equity	$17,997	20,443

PHOENIX MOTOR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	Three Months Ended
	June 30, 2023	June 30, 2022
Net revenues	1,158	1,499
Cost of revenues	1,219	1,174
Gross profit:	(61)	325
Operating expenses:
Selling, general and administrative	3,100	2,290
Operating loss	(3,161)	(1,965)

Other income (expense):
Interest income (expense), net	(2)	(2)
Others	8	54
Total other income, net	6	52
Loss before income taxes	(3,155)	(1,913)
Income tax provision	(22)	(12)
Net loss	(3,177)	(1,925)

Net loss per share of common stock:
Basic and Diluted	(0.15)	(0.11)
Weighted average shares outstanding*	21,261,704	17,984,615

PHOENIX MOTOR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	6 Months ended June 30
	2023	2022
Cash flows from operating activities:	(5,955)	(4,247)
Net loss
Adjustments to reconcile net loss to cash used in operating activities:	843	855
Depreciation and amortization	(99)	-
Gain on sales-type leases	—	(54)
Reversal of doubtful accounts	10	-
Provision for inventories	98	-
Forgiveness of PPP loan	—	(586)
Stock-based compensation expenses	146	115
Warranty reserve	(23)	(20)
Amortization of right-of-use assets	491	-
Changes in operating assets and liabilities:
Accounts receivable	(271)	(49)
Inventories	2,002	(1,607)
Prepaid expenses and other assets	405	(3,213)
Accounts payable	672	567
Accrued liabilities	(2)	101
Deferred revenue	(17)	(227
Advance from customers	420	(9)
Lease liabilities	(491)	-
Amount due from a related party	93	-
Net cash used in operating activities	(1,678)	(8,374)

Cash flows from investing activities:

Net cash used in investing activities	(493)	265

Cash flows from financing activities:
Repayment of borrowings	(4)	(5)
Proceeds from IPO		13,438
Proceeds received from capital injection by shareholder		7
Proceeds received from convertible notes	1,464
Proceeds received from standby equity purchase agreement	1,227

Net cash generated from financing activities	2,687	13,440

Increase in cash, cash equivalents and restricted cash	243	5,331
Cash, cash equivalents and restricted cash at beginning of the period	389	2,683
Cash, cash equivalents and restricted cash at end of the period	632	8,014

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.